Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer

Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces First Quarter Financial Results

Saint Paul, Minn., May 6, 2009-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its first quarter ended March 31, 2009.

Net income for the first quarter was $261,000 ($.06 per diluted share) compared to $1.1 million ($.26 per diluted share) for the same period in 2008. Revenue for the first quarter was $4.8 million compared to $5.9 million for the same period a year ago. Royalties were $2.3 million compared to $2.9 million in the first quarter of 2008. North American sales, which are sales of RTMS® in North America, were $1.3 million compared to $1.6 million for the period a year ago. International sales, which include both Autoscope® and RTMS sales outside of North America, were $1.2 million in the first quarter, compared to $1.4 million in last year’s first quarter. Sales of RTMS worldwide for the quarter were $1.5 million as compared to $1.8 million in the first quarter of 2008.

On a non-GAAP basis, excluding intangible asset amortization net of tax, net income for the first quarter was $388,000 ($.10 per diluted share) compared to $1.2 million ($.29 per diluted share) in first quarter of 2008 and operating income was $607,000 compared to $1.7 million in 2008.

Ken Aubrey, CEO, said, “Our results reflect both the effect that the worldwide recession is having on governmental entities and the impact of our strong fourth quarter of 2008 during which we believe some business was accelerated to the detriment of the first quarter of 2009, especially by our North American Autoscope partner, Econolite Control Products, Inc. While we can’t predict the term of the downward trend that we ascribe to the recession, we expect that our second quarter of 2009 will also trail last year’s second quarter results. We are hoping that the various worldwide government stimulus packages will affect us positively in the second half of 2009. We have seen some signs of this already in North America.

“We are not hesitating, however, in our plans. While we have firmly managed expenses below fourth quarter of 2008 levels, we are actively pushing forward on our engineering program and sales and marketing expansion in Eastern Europe and Asia. In engineering, we are focused on reducing manufacturing costs, giving us a path to both short-term and long-term benefits on margins as well as an entrée into some markets we currently don’t serve, and on improved product performance. We believe we should use our financial strength in this recessionary time to take market share and position ourselves to be further ahead of the competition when a recovery is at hand.”

“Owing to the unpredictable duration of the current recession, we will keep an eye towards delaying investments other than for the aforementioned key plans. Additionally, the executive group recommended that it not receive any salary increases in 2009 and our Board has accepted the recommendation. This is a measure of our commitment to spend wisely through the downturn,” continued Mr. Aubrey.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the EIS asset purchase. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a technology company focused in infrastructure productivity improvement through the development of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent overlapping markets. ISS’ industry leading computer-enabled detection (CED) products, including the Autoscope® machine-vision family and the RTMS® radar family, combine embedded software signal processing with sophisticated sensing technologies for use in transportation, environmental and safety/surveillance management. CED is a group of technologies in which software, rather than humans, examines the outputs of complex sensors to determine what is happening in the field of view in real-time. With more than 90,000 instances sold in over 60 countries worldwide, our depth of experience coupled with breadth of product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended March 31,
	2009	2008
Revenue
Royalties	$2,296	$2,892
North American sales	1,312	1,625
International sales	1,182	1,355
	4,790	5,872
Cost of revenue	767	1,202
Gross profit	4,023	4,670

Operating expenses
Selling, marketing and product support	1,630	1,333
General and administrative	975	888
Research and development	811	701
Amortization of intangible assets	192	192
	3,608	3,114
Income from operations	415	1,556
Other income (expense), net	(12)	41
Income before income taxes	403	1,597
Income taxes	142	541
Net income	$261	$1,056

Basic net income per share	$0.07	$0.27
Diluted net income per share	$0.06	$0.26

Weighted shares – basic	3,985	3,928
Weighted shares – diluted	4,055	4,026

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1)	3,416	2,922
Non-GAAP income from operations	607	1,748
Other income (expense), net	(12)	41
Non-GAAP income before income taxes	595	1,789
Non-GAAP income taxes (2)	207	606
Non-GAAP net income	$388	$1,183

Non-GAAP basic net income per share	$0.10	$0.30
Non-GAAP diluted net income per share	$0.10	$0.29

Notes to non-GAAP adjustments

(1)	Amortization of intangible asset for period as shown above is removed
(2)	Income tax expense is increased by impact of (1) at ISS’ marginal tax rate of 34%

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	March 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$10,870	$10,289
Investments	—	4,000
Receivables, net	4,753	6,620
Inventories	1,711	1,608
Prepaid expenses and deferred taxes	638	752
	17,972	23,269
Property and equipment, net	783	728
Deferred income taxes	1,575	1,575
Goodwill and intangible assets, net	10,372	10,536
	$30,702	$36,108
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,730	$2,135
Bank debt	—	3,750
EIS earnout payable	30	1,164
Income taxes payable	245	283
	2,005	7,332
Income taxes payable	248	246
Shareholders’ equity	28,449	28,530
	$30,702	$36,108

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three-Month Period Ended March 31,
	2009	2008
Operating activities
Net income	$261	$1,056
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	286	290
Stock option expense	93	73
Changes in operating assets and liabilities	1,002	(249)
Net cash provided by operating activities	1,642	1,170

Investing activities
Purchases of property and equipment, net of disposals	(149)	(37)
Payment of EIS earnout	(1,162)	—
Sales (purchases) of investments	4,000	(5,450)
Net cash provided by (used in) investing activities	2,689	(5,487)

Financing activity – repayment of bank debt	(3,750)	—

Increase (decrease) in cash and cash equivalents	581	(4,317)
Cash and cash equivalents, beginning of period	10,289	10,876
Cash and cash equivalents, end of period	$10,870	$6,559

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